Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

Monro, Inc. Provides Leadership Update

FAIRPORT, N.Y. – December 3, 2025 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it has entered into a formal employment agreement directly with Peter Fitzsimmons to continue as the Company’s full-time President and Chief Executive Officer, effective immediately. Fitzsimmons will also join the Company’s Board of Directors and Executive Committee, effective immediately.

“Over the past several months, Peter has worked closely with the management team and Board to develop and execute on the Company’s performance improvement plan to enhance operations, drive profitability and deliver the value creation our shareholders expect,” said Robert Mellor, Chairman of the Board. “The Board is confident that Monro is on the right trajectory under Peter’s leadership, and we are delighted to have him fully committed to remain as our President and CEO.”

“I am thrilled to be Monro’s President and CEO as we continue the progress we have made to grow the Company’s profitability and deliver shareholder value,” Fitzsimmons said. “We have an exciting opportunity at Monro to build on our momentum and unlock the Company’s full potential. It has been an honor to lead Monro during this time of evolution, and I look forward to continuing to work alongside the Company’s talented team.”

Fitzsimmons previously served as the President and Chief Executive Officer of the Company pursuant to an engagement letter between the Company and AP Services, LLC, an affiliate of AlixPartners, LLP. In connection with this announcement, Fitzsimmons has resigned from AlixPartners, LLP and its affiliate AP Services, LLC, effective December 2, 2025.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2025. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Source: Monro, Inc.

MNRO-Corp

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